Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

RIGHT OF REVIEW AGREEMENT

This Right of Review Agreement (the “Agreement”) is entered into as of the latest dated signature on the signature page hereto by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation with its principal offices at One Kendall Square, Suite B7201, Cambridge, MA 02139, U.S.A. (the “Company”), and Sanofi, a company incorporated under the laws of France with its principal offices at 54, rue La Boétie, 75008 Paris, France, acting on its behalf and on the behalf of its Affiliates (collectively, “Sanofi”, and together with the Company, the “Parties”).

WHEREAS, the Parties entered into that certain License and Collaboration Agreement, dated as of September 30, 2009, as amended on February 18, 2011 (as may be amended and in effect from time to time, the “License and Collaboration Agreement”); and

WHEREAS, the Parties are interested in further strengthening their relationship by providing for the rights of review and negotiation reflected in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Key Definition.

(a)                                 “Affiliate” shall mean, with respect to a Party, any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity (a “Person”) that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1(a), “control” shall refer to (i) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person, or (ii) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)                                “Covered Product” shall mean any therapeutic or companion diagnostic product candidate that is currently in, or subsequently enters, the pipeline of the Company or a wholly owned subsidiary of the Company.

2.                                      Partnering Notification and Review Rights.

(a)                                 Notice to Sanofi.  Except as provided in Section 3, if the Company determines to enter into negotiations with a third party (other than contract research organizations, other service providers and other third parties to which the Company does not intend to grant commercialization rights) regarding any license, option, collaboration, joint venture or similar transaction that would include a transfer of rights to any third party involving a Covered Product in any country or combination of countries of the world (an “Opportunity”), then the Company shall promptly notify Sanofi in writing of its determination and offer Sanofi the opportunity to negotiate in good faith with the Company a definitive agreement with respect to such Opportunity (the “Right of Review Notice”).  The Right of Review Notice shall generally describe the nature and scope of the Opportunity that the Company is seeking (or proposed) and shall be accompanied by a description of the material scientific, clinical and regulatory data applicable to the Opportunity.

(b)                                 Notice by Sanofi.  Sanofi shall have a period of [**] days following the receipt of the Right of Review Notice to notify the Company in writing of its good faith interest in pursuing an Opportunity (the “Exercise Notice”).  During such [**] day period, upon the written request of Sanofi, the Company shall permit one or more appropriate representative(s) of Sanofi to attend an information meeting (either in person or by telecommunication) for the purpose of providing to Sanofi an overview of the Opportunity.  In the event that (i) Sanofi does not provide the Company with an Exercise Notice within the applicable period for an Opportunity or (ii) Sanofi notifies the Company in writing that it does not intend to provide an Exercise Notice, except as provided in Section 2(e), the rights of Sanofi under this Section 2 (including but not limited to the Right of Negotiation as defined in Section 2(c)) shall terminate, but only with respect to an Opportunity involving the country or combination of countries specified in the Company’s Right of Review Notice to Sanofi, and at any time thereafter the Company shall be able to enter into a transaction with a third party with respect to the Opportunity, but only with respect to the country or combination of countries specified in the Company’s Right of Review Notice to Sanofi.  Sanofi’s Right of Negotiation shall not terminate with respect to any countries that were not previously offered to Sanofi.  For illustration and the avoidance of doubt, if an Opportunity is offered to Sanofi that involves only the countries in Europe and Sanofi does not exercise its Right of Negotiation and the Company thereafter intends to pursue negotiations with a third party involving Europe and the United States, Sanofi would have a Right of Negotiation for the Opportunity involving the United States.

(c)                                  Right of Negotiation.  If Sanofi provides an Exercise Notice, then Sanofi shall have the exclusive right to conduct diligence and negotiate with the Company about entering into a transaction for such Opportunity, and the Company and Sanofi shall thereafter negotiate in good faith in an attempt to reach a definitive agreement with respect to such transaction (the “Right of Negotiation”).

(d)                                 Negotiation Period.  The Right of Negotiation shall terminate [**] days after the Company’s receipt of Sanofi’s Exercise Notice, unless negotiations are earlier terminated by Sanofi in writing (the “Negotiation Period”).  If a Right of Negotiation has been exercised, the Company shall not enter into any negotiations with any third party with respect to the underlying Opportunity until the applicable Negotiation Period has expired.

(e)                                  Failure to Agree.  If (i) Sanofi does not deliver an Exercise Notice within the required time period, (ii) Sanofi notifies the Company in writing that is does not intend to provide an Exercise Notice or (iii) Sanofi exercises its Right of Negotiation and the Company and Sanofi do not, in spite of their good faith efforts, reach a mutually acceptable agreement for the considered Opportunity during the Negotiation Period, then, in any such case, the Company shall be permitted to enter into negotiations with a third party regarding such Opportunity and the Company and a third party may enter into a definitive agreement (the “Third Party Agreement”), provided, however, that if Sanofi had exercised its Right of Negotiation with respect to such Opportunity, the Company shall not enter into a Third Party Agreement within the [**] month period following the end of the Negotiation Period (the “Third Party Period”)

either (a) if the Third Party Agreement involves a country or a combination of countries that were not offered to Sanofi or (b) if the terms and conditions of the Third Party Agreement are materially more favorable, in the aggregate, to the third party than the conditions last offered by Sanofi, without first offering Sanofi an opportunity to enter into a transaction with the Company on the same terms and conditions of such Third Party Agreement. Such offer by the Company shall be accompanied by a comprehensive summary of all material new data and information as is reasonably necessary for Sanofi to make a preliminary evaluation of its interest in such offer.  If Sanofi does not accept this subsequent offer within [**] days of receipt, the Company may enter into such Third Party Agreement.

(f)                                   Termination of Right of Negotiation.  The rights of Sanofi under this Agreement shall terminate with respect to any Covered Product and applicable countries upon the earliest of (i) the date on which Merrimack enters into a transaction with Sanofi with respect to such Covered Product and applicable countries, (ii) the date on which Merrimack enters into a transaction with a third party with respect to such Covered Product and applicable countries, as permitted by Section 2(e), and (iii) the end of the Third Party Period with respect to such Covered Product and applicable countries.

(g)                                  Other Negotiation Process.  At any time during the term of this Agreement, Sanofi may propose to the Company that the Parties enter into good faith negotiations in relation to an Opportunity.  Such negotiations, if accepted by the Company, shall be organized according to a process to be determined by mutual agreement between the Parties.

3.                                      Spin-Outs.  In the event that the Company intends to license or otherwise transfer certain of its research and development activities (and provided such license or transfer does not include any Covered Product) to a newly established, partially owned subsidiary (a “Spin-Out”), then the Company shall notify Sanofi in writing of such intention at least [**] days prior to the initial fundraising for such Spin-Out.  Sanofi shall be entitled to review the proposed terms for an investment in any such Spin-Out, provided that final terms and participants of any such investment shall be determined solely by the board of directors of such Spin-Out.

4.                                      Term.  This Agreement, and the rights and obligations described herein, shall terminate on April 1, 2017.

5.                                      Non-Circumvention.  During the term of this Agreement, the Company shall not, nor shall it permit its affiliates, officers, directors or representatives to, directly or indirectly, enter into a Third Party Agreement, or agree, resolve or commit to enter into a Third Party Agreement, unless the Company is in compliance with the terms and conditions of this Agreement.

6.                                    Other Terms.  The applicable provisions of Articles X (“Confidentiality”, excluding Sections 10.3, 10.5 and 10.6) and XIII (“Dispute Resolution”), and Sections 16.1 (“Governing Law”), 16.2 (“Assignment”), 16.4 (“Entire Agreement; Amendments”), 16.5 (“Notices”, except that the notice address for Sanofi shall be 54, rue La Boétie,75008 Paris, France, Attn: General Counsel, Facsimile: 33.1.53.77.43.03, with a copy to the Senior Vice President Business Development at the same address ), 16.7 (“Force Majeure”), 16.9 (“Independent Contractors”), 16.10 (“Construction”), 16.11 (“Interpretation”), 16.12

(“Headings”), 16.13 (“English Language”), 16.14 (“No Implied Waivers; Rights Cumulative”), 16.15 (“Severability”) and 16.16 (“Execution in Counterparts”) of the License and Collaboration Agreement shall apply to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below.

AGREED AND ACCEPTED:		AGREED AND ACCEPTED:

SANOFI		MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Bernard Davitian	By:	/s/ Robert J. Mulroy

Name:	Bernard Davitian	Name:	Robert J. Mulroy

Title:	VP, Deputy Corporate Licenses	Title:	President + CEO

Date:	6/14/12	Date:	6/13/12